                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                            PC QUOTE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
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         -----------------------------------------------------------------------
     (4) Date Filed:
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
   [LOGO]

300 SOUTH WACKER DRIVE
CHICAGO, ILLINOIS 60606

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS TO BE HELD ON
JUNE 22, 1998

---------------------

TO THE STOCKHOLDERS OF
PC QUOTE, INC.:

The Annual Meeting of Stockholders of PC Quote, Inc., a Delaware corporation, will be held on June 22, 1998 at 3:00 p.m. at The Metropolitan Club, 67th Floor, Sears Tower, 233 South Wacker Drive, Chicago, Illinois, for the following purposes:

1. To elect five (5) directors to hold office until the next annual meeting of stockholders or until their successors shall have been elected and qualified.

2. To ratify the appointment of KPMG Peat Marwick LLP as independent auditors of the Company for the year ending December 31, 1998.

3. To transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on May 18, 1998 are entitled to notice of, and to vote at, the annual meeting and at any adjournment thereof.

                                          By order of the Board of Directors
                                          JOHN E. JUSKA
                                          CHIEF FINANCIAL OFFICER AND
                                          CORPORATE SECRETARY

Chicago, Illinois
May 22, 1998

   [LOGO]

300 SOUTH WACKER DRIVE
CHICAGO, ILLINOIS 60606

------------------------------------------------------

PROXY STATEMENT

The enclosed proxy is solicited on behalf of the Board of Directors of PC Quote, Inc. (the "Company"), for use at the Annual Meeting of Stockholders of the Company, to be held June 22, 1998 at 3:00 p.m. at The Metropolitan Club, 67th Floor, Sears Tower, 233 South Wacker Drive, Chicago, Illinois. In addition to solicitation of proxies by mail, proxies may be solicited by the Company's directors, officers and regular employees by personal interview, telephone or telegram, and the Company will request brokers and other fiduciaries to forward proxy soliciting material to the beneficial owners of shares which are held of record by them. The expense of all such solicitation, including printing and mailing, will be paid by the Company. Any proxy may be revoked at any time before its exercise, by written notice to the Secretary of the Company or by attending the meeting and electing to vote in person. This Proxy Statement and the accompanying proxy were initially mailed to stockholders on or about May 22, 1998.

Only stockholders of the Company of record at the close of business on May 18, 1998 are entitled to vote at the meeting or any adjournment thereof. As of that date there were outstanding 12,502,164 shares of Common Stock, each of which is entitled to one vote on all matters voted upon at the annual meeting. Holders of shares of Common Stock are not entitled to cumulate their votes in the election of directors. A majority of the outstanding shares of Common Stock of the Company, represented in person or by proxy, shall constitute a quorum at the meeting.

Approval of the proposals to ratify the appointment of independent auditors shall be by the affirmative vote of a majority of the outstanding shares of Common Stock. The directors nominated shall be elected by the affirmative vote of a majority of the shares present and voting at the meeting.

In determining whether a quorum exists at the meeting for purposes of all matters to be voted on, all votes "for" or "against," as well as all abstentions (including votes to withhold authority to vote in certain cases), with respect to the proposal receiving the most such votes, will be counted. Abstentions with respect to a particular proposal will be counted as part of the base number of votes to be used in determining if that particular proposal has received the requisite percentage of base votes for approval, while broker non-votes will not be counted in such base for such proposal. Thus, an abstention will have the same effect as a vote "against" such proposal while a broker non-vote will have no effect.

ELECTION OF DIRECTORS

During the year ended December 31, 1997, the Board of Directors elected William
C. Floresch as a director on October 17, 1997; he subsequently resigned effective March 12, 1998. On July 17, 1997, the Board of Directors voted to expand the Board of Directors to a range of between two (2) and seven (7) members.

A board of five (5) directors will be elected to serve until the next annual meeting, or until their successors are elected and shall have qualified. All of such directors shall be elected by the holders of shares of Common Stock. The proxies returned pursuant to this solicitation will be voted by the persons named therein for the election as directors of the persons named below, which persons constitute the Board of Directors' nominees for election of directors. If any nominee is unable to accept the office of director (which is not presently anticipated), the persons named in the proxies will vote for the election of such other persons as they shall determine.

                                                                                                        Director
Name, Age, and Principal Occupation                                                                      Since
----------------------------------------------------------------------------------------------------  ------------
Jim R. Porter, 57 ..................................................................................      1997
  Chairman of the Board of the Company, since October 1997, and Chief Executive Officer since July
  1997. President and Chief Executive Officer of New Century Investment Research & Management, Inc.
  since 1993. Associate of Chicago Research & Trading, Inc., a commodity trading firm, from 1990 to
  1993. From 1979 to May 1990, a Principal and Chief Executive Officer of First Options of Chicago,
  Inc., a securities, futures and options clearing firm, and a Partner of Spear Leeds & Kellogg, a specialist firm on the New York Stock Exchange. Mr. Porter has been in the securities and futures business since 1969 and has been a member of principal exchanges such as the Chicago Board of
  Trade, the Chicago Mercantile Exchange and the Chicago Board Options Exchange.
Louis J. Morgan, 61 ................................................................................      1980
  Chairman of the Board of the Company from May 1984 until October 1997. Mr. Morgan served as
  President of the Company from August 1980 to May 1984. From August 1980 to December 1997, he has
  also served as Treasurer of the Company. From 1962-1972, Mr. Morgan was employed as a securities broker and sales manager of a regional NewYork Stock Exchange member brokerage firm. He was a member of the Chicago Board Options Exchange, Inc. from 1973 to 1986 and served on the Systems
  Committee of the Chicago Board Options Exchange, Inc. from 1980 through 1983.
Ronald Langley, 53 .................................................................................      1995
  Chairman and director of publicly held PICO Holdings, Inc., since November 1996. Chairman since
  1995, and director since 1993, of Physicians Insurance Company of Ohio, an insurance company.
  Chairman of Summit Global Management, Inc., a subsidiary of PICO Holdings, Inc., which acts as a registered investment adviser, since 1995. Chairman and director of Global Equity Corporation, an international investment company, since 1995. From 1994 to May 1998, Mr. Langley served as
  Chairman of the Centurion Trust Company, a bank specializing in custodian services. Member of the
  Board of Trustees of United States International University since 1990, Chairman of the Budget and
  Finance Committee and Vice-chairman since 1997. Director of publicly held MC Shipping, an international transportation company, since 1997.

                                                                                                        Director
Name, Age, and Principal Occupation                                                                      Since
----------------------------------------------------------------------------------------------------  ------------
John R. Hart, 38 ...................................................................................      1997
  Director, President and Chief Executive Officer of publicly held PICO Holdings, Inc. since
  November 1996. President and Chief Executive Officer of Physicians Insurance Company of Ohio, an
  insurance company, since 1995, and director since 1993. President and Chief Executive Officer of
  Global Equity Corporation, an international investment company, since 1995. President of Quaker
  Holdings Limited, an investment company, since 1991. Principal in Detwiler, Ryan & Company, Inc., an investment bank, from 1982 to 1991.
Timothy K. Krauskopf, 34 ...........................................................................      1997
  Head of Information Services at the Field Museum of Natural History since 1997. Co-Founder in
  1990, director since 1993, Vice President of Research and Development and Chief Technology Officer
  of publicly held Spyglass, Inc., a software firm, from 1990 to 1997. Mr. Krauskopf has also served as a Trustee of Northwestern University.

The principal occupation of each of the above nominees for the past five years has been set forth in the above table.

The Company's Board of Directors has established an Audit Committee, a Compensation Committee and an Incentive Stock Committee. Each of those committees is comprised of all non-employee directors of the Company. Mr. Langley and Mr. Krauskopf serve on each. None of such committee members are eligible to receive options under the Company's Option Plans.

During the year ended December 31, 1997, the Board of Directors held 10 meetings. Each of the directors attended, in person or by telephone, at least 75% of the total number of meetings of the Board of Directors and committees thereof held during the period for which each individual was a director.

COMPENSATION OF DIRECTORS

On May 13, 1994, the Company adopted a policy of paying its non-employee directors $4,000 per year and, in addition, $750 per meeting. Although non-employee directors were entitled to compensation during 1997, no such compensation was paid.

EXECUTIVE OFFICERS

Name                                                                  Position                         Age
-------------------------------------------------  -----------------------------------------------     ---
Jim R. Porter....................................  Chairman and Chief Executive Officer                57
John E. Juska (1)................................  Chief Financial Officer and Secretary               43

---------
(1)Chief Financial Officer of the Company since July 1997. Mr. Juska served as Vice President and Chief Financial Officer for the Chicago Mercantile Exchange from 1994 to July 1997. Between 1986 and 1994, Mr. Juska served in various other positions for the Chicago Mercantile Exchange, including Controller and Vice President of Finance. Mr. Juska also previously served as Treasurer of CME Depository Trust Company and GFX Corporation, both wholly-owned subsidiaries of the Chicago Mercantile Exchange, and as a trustee of the CME Pension Trust.

EXECUTIVE COMPENSATION

The following table summarizes the compensation for the past three years of (a) the Company's Chairman and Chief Executive Officer and Chief Financial Officer,
(b) the Company's former Chairman, Chief Executive Officer and Treasurer (who was employed by the Company from August 1980 until December 1997), (c) the Company's former President and Chief Operating Officer (who was employed by the Company from June 1996 to July 1997), and (d) the Company's former Vice President, Finance and Chief Financial Officer (who was employed by the Company from July 1996 to July 1997).

                           SUMMARY COMPENSATION TABLE

                                                                               Awards
                                                                             -----------
                                                       Annual Compensation     Shares
                                                      ---------------------  Underlying      All Other
Name and Principal Position                  Year       Salary      Bonus      Options    Compensation(1)
-----------------------------------------  ---------  ----------  ---------  -----------  ---------------
Jim Porter ..............................       1997          (2)    --         299,603         --
 Chairman of the Board and Chief                1996      --         --          --             --
 Executive Officer                              1995      --         --          --             --
John Juska (3) ..........................       1997  $   38,820     --          10,000         --
 Chief Financial Officer                        1996      --         --          --             --
                                                1995      --         --          --             --
Louis J. Morgan (4) .....................       1997  $  231,090     --          --          $  15,813
 Chairman of the Board, Chief Executive         1996  $  251,562  $  21,875      --          $  13,752
 Officer and Treasurer                          1995  $  241,896     --          30,000      $  13,419
Howard Meltzer (5) ......................       1997  $  220,606     --          --             --
 President and Chief Operating Officer          1996  $  106,571  $  27,500      75,000         --
                                                1995      --         --          --             --
Michael Press (6) .......................       1997  $  148,238     --          --             --
 Vice President, Finance, Chief Financial       1996  $   57,232  $   5,450      25,000         --
 Officer                                        1995      --         --          --             --

---------
(1)Represents the insurance premiums paid by the Company on life insurance policies on which the named person's spouse is the beneficiary.

(2)Payment of Mr. Porter's minimum annual salary of $98,000 was deferred into 1998 pursuant to a deferred compensation agreement.

(3)Mr. Juska was employed by the Company in July of 1997. Represents amounts paid by the Company from July 1997 through December 1997.

(4)Mr. Morgan was employed by the Company from August 1980 through December 2, 1997. Represents amounts paid to Mr. Morgan for all of 1995 and 1996 and from January 1, 1997 through December 2, 1997.

(5)Mr. Meltzer was employed by the Company from July 1996 through July 1997. Represents amounts paid to Mr. Meltzer for all of 1997 and from June 1996 through December 1996.

(6)Mr. Press was employed by the Company from July 1996 through July 1997. Represents amounts paid to Mr. Press for all of 1997 and from July 1996 through December 1996.

The following table shows the total number of Options granted to each of the named persons during 1997 (both as the number of shares of Common Stock subject to such Options and as a percentage of all Options granted to employees during
1997) and, for each of these grants, the exercise price per share of Common Stock and option expiration date. On January 31, 1997 Mr. Meltzer was granted 75,000 Options, or 26.4% of total Options granted during 1997, at an exercise price per share of Common Stock of $2.50. Pursuant to Mr. Meltzer's severance agreement the Options became immediately exercisable with an expiration date of December 31, 1997. The Options expired and were cancelled on December 31, 1997. No SARs were granted in 1997.

                     OPTION/SAR GRANTS IN 1997 FISCAL YEAR

                                                                                          Potential Realizable
                                           % of Total                                       Value at Assumed
                                             Options                                     Annual Rates of Price
                          Number of        Granted to                                       Appreciation for
                         Securities       Employees in     Exercise or                           Option
                     Underlying Options    Fiscal Year     Base Price      Expiration    ----------------------
Name                     Granted (#)         Granted         ($/Sh)           Date         5%(1)       10%(1)
-------------------  -------------------  -------------  ---------------  -------------  ----------  ----------
Jim Porter.........          149,802             23.5%      $   1.375          06/13/07  $   83,701  $  246,272
Jim Porter.........          149,801             23.5%      $   2.000          06/13/07  $   36,363  $  152,644
John Juska.........           10,000              1.6%      $   1.500          08/20/02  $    4,144  $    9,158

---------
(1)The dollar amounts under these columns are the result of calculations at the 5% appreciation and 10% appreciation rates for the full term of the options as required by the SEC. The dollar amounts presented are not intended to forecast possible future appreciation, if any, of the price of the Common Stock.

The following table sets forth, for each of the named persons, the number of shares they acquired on exercise of Options in 1997, the aggregate dollar value realized upon exercise, the total number of shares of Common Stock underlying unexercised Options and the aggregate dollar value of unexercised, in-the-money Options, separately identifying the exercisable and unexercisable Options. No SARs were outstanding in 1997.

                    AGGREGATED OPTION/SAR EXERCISES IN 1997
                    FISCAL YEAR AND FY-END OPTION/SAR VALUES

                                                                    Number of Shares      Value of
                                                                       Underlying       Unexercised
                                                                      Unexercised       In-the-Money
                                                                    Options/SARs at   Options/SARs at
                                                                       FY-End (#)      FY-End ($)(1)
                                            Shares        Value
                                          Acquired on    Realized     Exercisable/      Exercisable/
Name                                      Exercise(#)      ($)       Unexercisable     Unexercisable
---------------------------------------  -------------  ----------  ----------------  ----------------
Louis J. Morgan........................       10,000         5,000     48,500/10,000               0/0

---------
(1)These values represent the excess, if any, of the fair market value of the shares of Common Stock subject to Options on December 31, 1997 over the respective option prices.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS.

In June 1997, the Company and Mr. Porter entered into an Employment Agreement (the "Porter Agreement") which provided for (i) the employment of Mr. Porter as the Chief Executive Officer of the Company, (ii) an annual base salary for Mr. Porter of $98,000, subject to semi-annual review and adjustment by the Board of Directors, and (iii) the granting to Mr. Porter of an option to purchase shares of the Company's Common Stock up to a maximum amount of 5% of the outstanding shares of the Company's Common Stock (the "Maximum Amount"). Pursuant to the Porter Agreement, the Maximum Amount was to increase to 6.88% of the Company's outstanding shares upon the occurrence of certain events. Vesting of the shares up to the Maximum Amount was to occur according to certain quarterly installments scheduled in the Porter Agreement. The exercise price for the shares underlying the option granted was to be equal to the market price of the Company's Common Stock as of June 14, 1997 or, in certain circumstances, be $2.00 per share. The Porter Agreement also provided for accelerated vesting upon a change in control of the Company.

In July 1997, the Company and Mr. Juska entered into an Employment Agreement (the "Juska Agreement") which provided for (i) the employment of Mr. Juska as the Chief Financial Officer of the Company, (ii) a minimum annual base salary for Mr. Juska of $80,000, and (iii) the granting to Mr. Juska of an option to purchase up to an aggregate of 10,000 shares of Common Stock at an exercise price of $1.50 per share.

In July 1996, the Company and Mr. Meltzer entered into an Employment Agreement (the "July 1996 Agreement"). It provided for (i) the employment of Mr. Meltzer as President and Chief Operating Officer of the Company, (ii) a minimum annual base salary of $190,000 for the three years beginning July 16, 1996 unless Mr. Meltzer's employment was earlier terminated in accordance with the July 1996 Agreement, and (iii) the granting of certain stock options during its term. Further, the July 1996 Agreement provided that upon termination of Mr. Meltzer's employment under certain circumstances, Mr. Meltzer would be entitled to additional compensation in an amount equal to his annual base salary. The July 1996 Agreement also contained confidentiality and non-compete provisions. In July 1997 Mr. Meltzer ceased his employment with the Company and in lieu of the July 1996 Agreement, entered into a severance agreement which provides, among other things, that (i) Mr. Meltzer continue to receive semi-monthly through March 31, 1998 payments equal to those previously made on his minimum annual base salary of $190,000 as established in the July 1996 Agreement; (ii) Mr. Meltzer continue to be eligible to participate in certain of the Company's employee benefit plans for up to eighteen months, subject to earlier termination upon Mr. Meltzer's subsequent employment; (iii) certain options to purchase up to an aggregate of 125,000 shares of the Company's Common Stock, which were granted Mr. Meltzer pursuant to Employees' Stock Option Plan Agreements between Mr. Meltzer and the Company dated July 16, 1996 and January 31, 1997, become immediately exercisable and expire on December 31, 1997; (iv) the Company pay up to $20,000 for outplacement services to be utilized by Mr. Meltzer; and (v) the Company and Mr. Meltzer agree to comply with certain covenants relating to confidentiality and mutual releases from liability and waivers of claims.

In July 1996, Michael Press commenced his employment as Vice President, Finance, and Chief Financial Officer. On that date, Mr. Press entered into a letter agreement with the Company (the "July 1996 Letter Agreement") which provided that in the event his employment with the Company were to be terminated for any reason he would receive an amount equal to one year of his compensation. In July 1997, Mr. Press ceased his employment with the Company and in lieu of the July 1996 Letter Agreement, entered into a settlement agreement which provides, among other things, that (i) Mr. Press continue to receive semi-monthly through March 31, 1998 his base salary of $135,000 as established in the July 1996 Letter Agreement; (ii) Mr. Press continue to be eligible to participate in certain of the Company's employee benefit plans for up to twelve months, subject to earlier termination upon Mr. Press's subsequent employment; (iii) all options granted Mr. Press pursuant to his Employees' Stock Option Plan Agreement with the Company dated July 29, 1996 become immediately exercisable and expire July 30, 2001; and (iv) the Company and Mr. Press agree to comply with certain covenants relating to confidentiality and mutual releases from liability and waivers of claims.

Effective as of December 2, 1996, the 1989 Employment Agreement between the Company and Mr. Morgan was replaced by a new Employment Agreement. Mr. Morgan's current agreement provides for his continued employment by the Company as Chairman of the Board of Directors at an annual salary of $251,000, an amount equal to his 1996 base compensation. Pursuant to the Agreement, the Company nominated Mr. Morgan for election as a director at its annual meeting. The Employment Agreement also contains confidentiality and nondisclosure provisions. The Agreement expired December 2, 1997 at which time Mr. Morgan was no longer entitled to compensation other than as a non-employee director. Mr. Morgan resigned as Chairman on October 17, 1997.

STOCK PLANS

EMPLOYEE STOCK PURCHASE PLAN. As of August 1997, the Company had reserved an aggregate of 250,000 shares of common stock for issuance under the Company's 1995 Employee Stock Purchase Plan (the "Purchase Plan"). The Purchase Plan is intended to qualify under Section 423 of the Internal Revenue Code of 1986 and permits eligible employees of the Company to purchase Common Stock through payroll deductions of up to 10% of their annual salary in any calendar year to a maximum of $5,000 per offering. The Purchase Plan has four three-month offering periods beginning on the first day of each quarter. No employee may purchase more than 5% of the outstanding voting capital stock of the Company or an amount more than $20,000 worth of stock in any calendar year. The purchase price of Common Stock purchased under the Purchase Plan equals 85% of the market value of the common stock, as calculated in the Purchase Plan, on the first or last day of an offering period, whichever is lower. During 1997, 60,610 shares were sold to employees in accordance with the Plan.

INCENTIVE STOCK PLAN. The Company has reserved an aggregate of 2,000,000 shares of Common Stock for issuance under its Combined Incentive and Non-Statutory Stock Option Plan, which may be granted to employees and officers of the Company. The Plan is administered by the Company's Incentive Stock Committee. Generally, Options may be granted to employees and officers of the Company at a purchase price equal to the fair market value (as defined in the Plan) of the Company's Common Stock at the date of grant, vest ratably over a three year period, and are exercisable for a period of up to five years from the date of grant. During the past fiscal year, options for 636,612 shares were granted under the Plan.

401(K) PLAN. The Company maintains a 401(k) retirement savings plan for employees meeting certain eligibility requirements. Under the Plan, the Company matches contributions made by employees to the 401(k) Plan up to 25% of the first 5% contributed by an employee. During the last fiscal year, the Company made matching contributions of approximately $36,200 under the 401(k) Plan.

APPROVAL OF INDEPENDENT AUDITORS

For the years ended December 31, 1996 and 1995, the Company's independent auditors were McGladrey & Pullen, LLP. In July 1997, McGladrey & Pullen, LLP informed the Company that it declined to stand for reelection as the Company's independent auditors. There have been no disagreements between the Company and McGladrey & Pullen, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which would have caused McGladrey & Pullen, LLP to make reference thereto in its reports on the Company's financial statement for such years.

In August 1997, the Company's Board of Directors appointed KPMG Peat Marwick LLP, a certified public accounting firm, as independent auditors for the Company for the year ending December 31, 1997. The appointment of KPMG Peat Marwick LLP as independent auditors for the year ending December 31, 1997 was ratified by the stockholders of the Company at the Company's Annual Meeting held on October 16, 1997.

On April 20, 1998 the Company's Board of Directors appointed KPMG Peat Marwick LLP as independent auditors for the Company for the year ending December 31, 1998. A representative of KPMG Peat Marwick LLP is expected to be present at the annual meeting and will have an opportunity to make an independent statement if he or she desires to do so. The representative is expected to be available to respond to appropriate questions.

If the stockholders do not ratify KPMG Peat Marwick LLP as the Company's independent auditors, the Board of Directors will reconsider, but is not obligated to change its decision appointing that firm as the Company's independent auditors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF KPMG PEAT MARWICK LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

STOCK OWNERSHIP OF MANAGEMENT

The following table sets forth information as of April 30, 1998 regarding the beneficial ownership of shares of the Common Stock of the Company by each director and by all current directors and executive officers as a group.

                                                                               Beneficial
                                                                                Ownership
                                                                              of Shares of       Percent of
Name                                                                          Common Stock         Class
-------------------------------------------------------------------------  -------------------  ------------
Jim R. Porter (1)........................................................           662,512            5.1%
Louis J. Morgan (2)......................................................            63,500            0.7%
Timothy K. Krauskopf.....................................................           100,000            0.8%
Ronald Langley (3).......................................................         4,919,032           30.6%
John Hart (3)............................................................         4,919,032           30.6%
All Directors and Officers as a Group (6 persons) (1) (2) (3) (4)........         5,977,449           37.2%

---------

(1)Includes 473,332 shares of Common Stock, which may be acquired upon exercise of presently exercisable options.

(2)Includes 20,000 shares of Common Stock, which may be acquired upon exercise of presently exercisable options.

(3)Mr. Langley, a Director of the Company since 1995, is a Director of PICO Holdings, Inc. ("Holdings"). Mr. Hart, a Director of the Company since July 1997, is President and Chief Executive Officer of Holdings. As such, Mr. Langley and Mr. Hart each may be deemed to beneficially own the 4,919,032 shares of Common Stock of the Company beneficially owned by Holdings. This number of shares deemed beneficially owned includes 1,600,000 shares of Common Stock which are issuable to Physicians Insurance Company of Ohio, a wholly-owned subsidiary of Holdings, upon conversion of a Convertible Subordinated Debenture and 1,269,032 shares of Common Stock upon exercise of Common Stock Purchase Warrants issued to Holdings in connection with various Company financings. Such shares are deemed outstanding for computing the percentage beneficially owned by Holdings, but are not deemed outstanding for computing the percentage beneficially owned by any other person. See "Principal Stockholders." Mr. Langley and Mr. Hart each disclaim beneficial ownership of these shares within the meaning of 13d-3 of the Securities and Exchange Act of 1934.

(4)Includes 678,332 shares of Common Stock, which may be acquired upon exercise of presently exercisable options.

PRINCIPAL STOCKHOLDERS

The following table sets forth information as of May 18, 1998 regarding each person other than directors of the Company who were known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock. Each person named has sole voting and investment power with respect to the shares beneficially owned by such person.

                                                                        Amount and Nature of
                                                                        Beneficial Ownership  Percent of
Name and Address of Beneficial Owner                                        of Shares(1)       Class(1)
----------------------------------------------------------------------  --------------------  -----------
PICO Holdings, Inc....................................................   4,919,032--Direct          30.6%
875 Prospect Street, Suite 301
LaJolla, California 92037

---------

(1)Includes an aggregate of 2,869,032 shares of Common Stock issuable to PICO Holdings, Inc. and/ or its wholly-owned subsidiary, Physicians Insurance Company of Ohio, upon conversion of the Convertible Subordinated Debenture and/or exercise of warrants issued in connection with various Company financings. Such shares are deemed outstanding for computing the percentage beneficially owned by PICO Holdings, Inc., but are not deemed outstanding for computing the percentage beneficially owned by any other person.

CERTAIN TRANSACTIONS

On November 14, 1996, the Company entered into an agreement (the "Debenture Agreement") with Physicians Insurance Company of Ohio ("PICO"), a wholly owned subsidiary of PICO Holdings, Inc. ("Holdings"), which then owned approximately 30% of the Company's outstanding shares of Common Stock. Pursuant to the Debenture Agreement, PICO invested $2.5 million in the Company in exchange for the "Debenture" in the principal amount of $2.5 million with interest at 1% over prime. PICO made the investment and the Debenture was issued on December 2, 1996.

On May 5, 1997, the Company and Holdings entered into a Loan and Security Agreement (the "Loan Agreement"), under which Holdings agreed to make a secured loan to the Company in an aggregate principal amount of up to $1.0 million at a fixed rate equal to 14% per annum. In connection with the Loan Agreement, the Company and PICO entered into a First Amendment to the Debenture and Debenture Agreement pursuant to which the terms of the Debenture were restructured.

Also on May 5, 1997, in consideration of the loan by Holdings to the Company, the Company issued a Common Stock Purchase Warrant (the "Warrant") to Holdings entitling Holdings to purchase a minimum of 640,000 shares of the Company's Common Stock. The Warrant expires on April 30, 2000. In lieu of exercising the Warrant for cash, Holdings may elect to receive shares of the Company's Common Stock equal to the "value" of the Warrant determined in accordance with a formula specified in the Warrant.

In August 1997, the Company and Holdings agreed to amend the Loan Agreement and related documents to increase the amount of the secured loan from Holdings to the Company from $1.0 million up to $2.0 million. In connection with the increase of the loan amount pursuant to such amendment, the Company granted Holdings an additional Common Stock Purchase Warrant for a minimum of 500,000 shares of the Company's Common Stock.

On September 22, 1997 the Company and Holdings executed a second amendment to the Loan Agreement to further increase the amount of the secured loan from Holdings to the Company from $2.0 million to $2.25 million. The terms of the Loan Agreement otherwise remained substantially the same, except that the maturity date was extended to December 31, 1997. In consideration of the amendment to the Loan Agreement, the Company granted Holdings another Common Stock Purchase Warrant for up to 129,032 shares of Common Stock.

On December 30, 1997, February 5, 1998, March 10, 1998 and May 5, 1998, the Company and Holdings executed the third, fourth, fifth and sixth amendments to the Loan Agreement, respectively, extending the due date for borrowings by the Company, plus accrued interest, to January 31, 1998, February 28, 1998, April 30, 1998, and May 31, 1998, respectively. No further warrants were issued in connection with the third, fourth, fifth or sixth amendments to the Loan Agreement.

On May 19, 1998 Holdings exercised a portion of the Warrant issued to them on May 5, 1997 and the Company issued 320,000 shares of Common Stock to Holdings in exchange for $500,000.

THE WEXFORD AFFILIATES

In October 1997 the Wexford Affiliates purchased 5,000,000 shares of Common Stock and Purchase Warrants for 500,000 shares of Common Stock at an exercise price of $2.00 per share, exercisable at any time prior to October 15, 2002 (the "Initial Warrants"), in exchange for $5.0 million.

The Wexford Affiliates acquired the Common Stock and Purchase Warrants for investment purposes pursuant to a certain Stock and Warrant Purchase Agreement dated October 15, 1997, between PC Quote and the Wexford Affiliates (the "Purchase Agreement"). Up to 4,000,000 of the shares of Common Stock purchased by the Wexford Affiliates were subject to repurchase by PC Quote at a purchase price of $1.00 per share pursuant to the terms of the Purchase Agreement (the "Repurchase"). Pursuant to the terms of the Purchase Agreement, PC Quote was required to use its best efforts to consummate the Repurchase from the proceeds of a rights offering. In the event that the rights offering was not completed on or prior to January 24, 1998, the Wexford Affiliates would be entitled to receive, out of escrow, warrants to purchase an additional 250,000 shares of Common Stock with the same terms as the Initial Warrants and, in the event the Rights Offering was not completed on or prior to February 28, 1998, the Wexford Affiliates would be entitled to receive, out of escrow, warrants to purchase an additional 250,000 shares of Common Stock with the same terms as the Initial Warrants (together the "Additional Warrants").

On October 31, 1997 the Company filed a Form S-2 Registration Statement with the Securities and Exchange Commission in contemplation of the rights offering. The Registration Statement was amended on November 20, 1997 and became effective on November 21, 1997. The Company distributed 7,402,246 transferable subscription rights to shareholders of record as of the close of business on November 21, 1997, entitling them to purchase one additional share of Common Stock for each right at a price of $1.00 per share. The initial expiration date of the rights, December 19, 1997, was extended by the Company to January 15, 1998.

On January 23, 1998, the Company completed the rights offering initiated in 1997. The Company received approximately $3.0 million in gross proceeds from the sale of shares underlying exercised rights. Pursuant to the Purchase Agreement, 2,988,949 shares of the Common Stock purchased by the Wexford Affiliates were repurchased by the Company on January 26, 1998, at a purchase price of $1.00 per share, and the Additional Warrants reverted back to the Company.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company during the two fiscal years ended December 31, 1997, the Company's officers, directors and greater than ten-percent beneficial owners complied with all applicable Section 16(a) filing requirements.

BOARD OF DIRECTORS REPORT ON EXECUTIVE COMPENSATION

TO OUR STOCKHOLDERS:

In October 1997, the Board of Directors established a Compensation Committee for administering the Company's executive compensation programs. Prior to that time, the entire Board of Directors was generally responsible for administering the programs. The Compensation Committee also assumed responsibility for administering the Company's Option Plans from the Company's Incentive Stock Committee.

COMPENSATION PHILOSOPHY

The Company's executive compensation program is intended to attract, develop, reward and retain quality management talent. It is the philosophy of the Company that executive compensation should recognize an individuals' contribution to the Company and be competitive with compensation offered by other computer software and service companies. To further align executive officers' interests with those of the stockholders, the Company's executive compensation program also relies on stock option awards.

COMPENSATION COMPONENTS

The components of the Company's executive compensation program are as follows: base salary, bonus and stock option awards.

BASE SALARY. In 1997 Messrs. Porter and Juska entered into employment agreements with the Company, which agreements provided for annual base salary commitments. In 1996, Messrs. Morgan and Meltzer entered into employment agreements with the Company, which agreements provided for annual base salary commitments. The Board has established annual increases to base salaries to be paid to the Company's executive officers. In setting each increase, the Committee takes into account several factors such as an individual's experience, responsibilities, management and leadership abilities and job performance in the prior year.

BONUS. The Company does not have a formal bonus program, however, the Board of Directors may, at its discretion, award bonuses based on Company performance and individual merit. No bonuses were paid to named executives, including the Company's Chief Executive Officer, during 1997.

STOCK OPTIONS. The Board of Directors believes stock options are a key long-term incentive vehicle because they provide executives with the opportunity to acquire or increase an equity interest in the Company and to share in the appreciation of the value of its Common Stock. Stock option grants, therefore, directly align the executive's interest with those of the stockholders.

Stock options are granted to the executive officers and other key managers by the Company's Compensation Committee (formerly the Company's Incentive Stock Committee) under the Company's Incentive Stock Option Plan generally every 12 months. Options are generally granted with a three year vesting and a five year exercise period in order to encourage executives and managers to take a long-term view of the impact of their individual contributions to the Company. In determining the number of options to be awarded to each individual, the Committee considers the executive's level of management responsibility and potential impact on the Company's profitability and growth. During the 1997 fiscal year, options were granted to the Company's Chief Operating Officer and Chief Financial Officer at an option price equal to the fair market value of the Company's stock on the date of grant. During the last fiscal year, options were granted to the Company's Chief Executive Officer pursuant to his employment agreement with the Company.

CHIEF EXECUTIVE OFFICER COMPENSATION

The Board of Directors established 1997 compensation of Jim R. Porter, the Company's Chief Executive Officer, based upon his employment agreement which initially established his annual base salary. Mr. Porter agreed to defer receipt of payment of his 1997 salary until May 1998.

Ronald Langley                             Timothy K. Krauskopf

COMPARATIVE CUMULATIVE SHAREHOLDER RETURN

The graph presented below compares the five year cumulative total return of PC Quote, Inc., the AMEX Market Value index, and the Standard & Poor's Computer Software index from December 31, 1992 to December 31, 1997. Total return is based on an assumed investment of $100 on December 31, 1992.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

FIVE YEAR TOTAL RETURN

                              PQT     AMEX Market Value Index      S&P Computer Software Index
1992                      $100.00                     $100.00                          $100.00
1993                       309.09                      119.52                           127.14
1994                       218.18                      108.63                           149.92
1995                      2309.09                      137.32                           210.35
1996                       345.45                       146.1                           326.74
1997                       145.45                       177.2                           455.02

ANNUAL REPORT

The Company's Annual Report to Stockholders for the fiscal year ended December 31, 1997, including financial statements, accompanies this Proxy Statement. However, no action is proposed to be taken at the meeting with respect to the Annual Report, and it is not to be considered as constituting any part of the proxy soliciting material.

STOCKHOLDER PROPOSALS

From time to time stockholders may present proposals which may be proper subjects for inclusion in the proxy statement and for consideration at the annual meeting. To be considered, proposals must be submitted on a timely basis. Proposals for the 1999 stockholders' meeting must be received by the Company no later than February 28, 1999. Any such proposals, as well as any questions related thereto, should be directed to the Secretary of the Company.

OTHER MATTERS

Management knows of no other business likely to be brought before the meeting. If other matters do come before the meeting, the persons named in the form of proxy or their substitute will vote said proxy according to their best judgment.

A copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 is available without charge to stockholders upon written request to the Company's Chief Financial Officer.

                                          By order of the Board of Directors
                                          JOHN E. JUSKA
                                          CHIEF FINANCIAL OFFICER AND CORPORATE
                                          SECRETARY

                                     PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS PC QUOTE, INC.
300 SOUTH WACKER DRIVE
CHICAGO, ILLINOIS 60606

THE UNDERSIGNED HEREBY APPOINTS JIM R. PORTER AND JOHN E. JUSKA AS PROXIES, EACH WITH THE POWER TO APPOINT A SUBSTITUTE, AND HEREBY AUTHORIZES THEM TO REPRESENT AND TO VOTE, AS DESIGNATED BELOW, ALL THE COMMON STOCK OF PC QUOTE, INC. HELD OF RECORD BY THE UNDERSIGNED ON MAY 18, 1998 AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 22, 1998 OR ANY ADJOURNMENT THEREOF.

(1)        ELECTION OF DIRECTORS
           / /        FOR all nominees listed below (except as marked to    / /
                      the contrary below)

(1)
           WITHHOLD AUTHORITY to vote for all nominees listed
           below.

    Jim R. Porter, Louis J. Morgan, Ronald Langley, John R. Hart, Timothy K.
                                   Krauskopf
  (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE WRITE
                THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW:

--------------------------------------------------------------------------------

(2)        The Ratification of KPMG Peat Marwick as Independent Auditors of the
           Company for the year ending December 31, 1998.
           / / FOR       / / AGAINST       / / ABSTAIN
(3)        In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(2)
(3)


                  (CONTINUED, AND TO BE SIGNED ON OTHER SIDE)

THIS PROXY WHEN PROPERLY ENDORSED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES.

PLEASE SIGN EXACTLY AS NAME APPEARS BELOW. FOR JOINT ACCOUNTS, ALL TENANTS SHOULD SIGN. IF SIGNING FOR AN ESTATE, TRUST, CORPORATION, PARTNERSHIP OR OTHER ENTITY, TITLE OR CAPACITY SHOULD BE STATED.
                                              DATED: ____________________ , 1998
                                              __________________________________
                                                          Signature
                                              __________________________________
                                                  Signature if held jointly

               PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
                  PROMPTLY USING THE ENCLOSED RETURN ENVELOPE